                                                                      EXHIBIT 12



                           STATER BROS. HOLDINGS INC.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)



                                                                       Fiscal Years Ended
                                           -------------------------------------------------------------------------
                                             Sept. 29,      Sept. 28,      Sept. 27,      Sept. 26,      Sept. 24,
                                              1996(1)        1997(2)        1998(2)        1999(2)        2000(2)
                                           -------------  -------------  -------------  -------------  -------------
Earnings:
Income (loss) before income taxes .....      $ 27,131       $ 22,510       $  2,496       $ 14,453       $(11,760)

Share of undistributed (income)
  loss of less than 50%-owned
  affiliates ..........................         1,624             --             --             --             --

Amortization of capitalized
  interest ............................           190            139            321            324            326

Interest ..............................        19,171         21,384         30,578         35,260         54,936

Less interest capitalized
  during the period ...................          (116)        (1,263)        (1,135)           (64)           (35)

Net amortization of debt
  discount and premium
  and issuance expense ................         1,203          1,460          2,797          2,771          2,542

Interest portion of rental expense ....        13,918         15,305         15,683         16,031         20,333
                                             --------       --------       --------       --------       --------

  Earnings as adjusted ................      $ 63,121       $ 59,535       $ 50,740       $ 68,775       $ 66,342
                                             ========       ========       ========       ========       ========

Fixed Charges:
Interest ..............................      $ 19,171       $ 21,384       $ 30,578       $ 35,260       $ 54,936

Net amortization of debt
  discount and premium
  and issuance expense ................         1,203          1,460          2,797          2,771          2,542

Interest portion of rental
  expense .............................        13,918         15,305         15,683         16,031         20,333

Preferred stock dividends .............         6,967         10,451             --             --             --
                                             --------       --------       --------       --------       --------

  Fixed Charges .......................      $ 41,259       $ 48,600       $ 49,058       $ 54,062       $ 77,811
                                             ========       ========       ========       ========       ========

      Ratio of Earnings to
        Fixed Charges .................          1.53           1.23           1.03           1.27           0.85
                                             ========       ========       ========       ========       ========

(1)  53-Week Fiscal Year

(2) Includes the Company's 50% share of the fixed charges and earnings of an unconsolidated affiliate.